Exhibit 99.1

FOR RELEASE December 23, 2011

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Crook, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES EXTENSION OF RIGHTS OFFERING

BUCHANAN, VIRGINIA. December 23, 2011 — Buchanan-based Botetourt Bankshares, Inc. announced today that it is extending the expiration date of its ongoing rights offering. While the Company has received a positive response to the rights offering, some shareholders have requested duplicate copies of subscription materials. Therefore, the Company has decided to extend the duration of the rights offering to give shareholders additional time to exercise their subscription rights. Accordingly, holders of the subscription rights will now have until 5:00 p.m., Eastern Time, on January 13, 2012 to exercise their rights. The rights offering was originally scheduled to expire on December 30, 2011.

Under the terms of the rights offering, the Company distributed, at no charge to holders of its common stock as of 5:00 p.m., Eastern Time, on November 4, 2011, rights to purchase shares of the Company’s common stock at a subscription price of $7.65 per full share.

If you hold your shares of the Company’s common stock in a brokerage account and wish to exercise your subscription rights, you should follow the instructions from your broker. If you have not heard from your broker and you wish to participate in the rights offering, please contact your broker.

Please review the Company’s prospectus dated November 4, 2011 for a complete description of all of the terms of the rights offering. Other than the extension of the expiration date of the rights offering described above, all of the offering terms described in the prospectus remain the same and apply during the extended period of the offering.

Any questions about the rights offering may be directed to Registrar and Transfer Company at (800) 368-5948.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates ten full service offices in Botetourt, Rockbridge, Roanoke, and Franklin counties. Additional information may be found by contacting us on the internet at www.bankofbotetourt.com or by calling: (540) 591-5000.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.